Exhibit 99.1

CNET Networks Reports Fourth Quarter and Full Year 2006 Financial Results

- Company Posts Full Year Revenue of $387.7 Million

- Monthly Unique Users Increase 17 Percent

SAN FRANCISCO, January 29, 2007 - CNET Networks, Inc. (Nasdaq: CNET) today reported results for the fourth quarter and year ended December 31, 2006.

“We were able to deliver solid performance in the fourth quarter,” said Neil Ashe, chief executive officer of CNET Networks. “We will continue to demonstrate our ability to build interactive media brands for people and the things they are passionate about. Our brands combined with our ability to generate, fund and promote emerging media provide us the platform for success in the evolving media landscape.”

•	Total revenues for the fourth quarter were $118.4 million, a 14 percent increase compared to revenues of $103.7 million for the same period of 2005.

•	Operating income totaled $9.7 million during the fourth quarter of 2006 compared to operating income of $23.0 million in the year ago quarter. Reported in operating income is $6.5 million also reflects costs related to the Company’s restatement and stock option investigation.

•	Operating income before depreciation, amortization, impairments, and stock compensation expense was $26.6 million for the fourth quarter of 2006. Excluding stock option investigation costs of $6.5 million, operating income before depreciation, amortization, impairments, and stock compensation expense was $33.1 million, a 7 percent increase compared to $31.0 million during the fourth quarter of 2005.

•	The profit margin of operating income before depreciation, amortization, impairments, and stock compensation expense was 22 percent as compared to 30 percent in the fourth quarter of 2005. Excluding stock option investigation costs, the profit margin of operating income before depreciation, amortization, impairments, and stock compensation expense was 28 percent.

•	Net cash provided by operating activities for the fourth quarter of 2006 was $8.6 million, down from $8.8 million in the fourth quarter of 2005. Free cash flow for the fourth quarter of 2006 was $2.7 million. Free cash flow is defined as cash flow from operating activities less capital expenditures.

•	On a reported basis, net income for the fourth quarter of 2006 was $6.3 million, or $0.04 per diluted share. This compares with net income of $20.7 million, or $0.13 per diluted share during the fourth quarter of 2005. Reported net income for the fourth quarter of 2006 was negatively impacted by $6.5 million in stock option investigation costs.

•	Excluding stock compensation expense, stock option investigation costs, impairments, realized gains on investments and loss from discontinued operations, adjusted net income for the fourth quarter of 2006 was $19.6 million, or a $0.13 per diluted share, compared to $23.3 million, or $0.15 per diluted share, during the same period of 2005.

Financial highlights for the year ended December 31, 2006 are as follows:

•	Total revenues of $387.7 million, a 15 percent increase compared to revenues of $338.0 million for the same period of 2005.

•	Operating income totaled $9.4 million during 2006 compared to operating income of $29.9 million for the same period of 2005. Reported operating income also reflects $13.7 million in costs related to the Company’s restatement and stock option investigation.

•	Operating income before depreciation, amortization, impairments, and stock compensation expense was $66.7 million for the year ended December 31, 2006. Excluding stock option investigation costs of $13.7 million, operating income before depreciation, amortization, impairments, and stock compensation expense was $80.5 million, a 24 percent increase compared to $65.0 million during 2005.

•	The profit margin of operating income before depreciation, amortization, impairments, and stock compensation expense was 17 percent. Excluding stock option investigation expenses, the profit margin of operating income before depreciation, amortization, impairments, and stock compensation expense increased to 21 percent from 19 percent during 2005.

•	Net cash provided by operating activities for the year of 2006 was $61.8 million, up from $43.2 million in the same period of 2005. Free cash flow for the year of 2006 was $29.0 million. Free cash flow is defined as cash flow from operating activities less capital expenditures.

•	On a reported basis, net income for the year of 2006 was $7.8 million, or $0.05 per diluted share. This compares with net income of $19.6 million, or $0.13 per diluted share in 2005. Reported net income was negatively impacted by stock option investigation costs of $13.7 million.

•	Excluding stock compensation expense, impairment, realized gain (loss) on investments, loss from discontinued operations and stock option investigation costs, adjusted net income for the year of 2006 was $43.6 million, or a $0.29 per diluted share, compared to $36.8 million, or $0.24 per diluted share, in 2005.

•	A reconciliation of the non-GAAP measures used in this release to the most comparable GAAP measure and further information regarding the Company’s stock compensation expense, impairments, discontinued operations and unusual gains are included in the accompanying “Operating Income Reconciliation” and “Reconciliation of Net Gain (Loss) from Unusual Items.”

Business Review

“In the face of many distractions during the fourth quarter, we continued to move our business forward. We introduced new features and developments across our existing brands, launched entirely new brands and acquired properties that expanded our business. We are pleased with the continued growth and expansion of our media network,” said Ashe.

•	CNET Networks’ global network of Internet properties reached an average of 136 million unique monthly users during the fourth quarter of 2006[1], an increase of 17 percent from the fourth quarter of 2005. Average daily page views increased to over 85 million during the fourth quarter[1], although down 18 percent from the year-ago quarter.

•	CNET Networks continued to expand its network and identify new growth opportunities in the fourth quarter, including the ongoing development of recent brand additions like CHOW, the beta launch of FilmSpot, and the acquisition of new brands in France and China.

•	CHOW (www.chow.com), a different kind of food Web site for those who live to eat, continues to grow quickly in popularity, reaching over a million monthly unique visitors at the end of 2006. CHOW has been successful in attracting new advertisers into the network, such as NBC, Visa, American Express, and Bertolli during the quarter.

•	In December, CNET Networks’ Entertainment division launched FilmSpot (www.filmspot.com) in beta, the latest addition to its brands which include GameSpot, TV.com, and MP3.com. Leveraging expertise gained from its other entertainment properties, FilmSpot aims to combine content and community features in an immersive environment that satisfies the interests of movie fans. The site will be an in-depth online movie resource, featuring movie summaries, critical opinions, trailers, news, photos, actor and character guides, celebrity bios, theatrical and DVD release schedules, and box-office results.

•	This month, CNET Networks acquired GameKult (www.gamekult.com), a leading French provider of interactive content for video game enthusiasts. Ranked among the top two gaming sites in France with over one million users per month (NNR Nielsen, December 2006), GameKult is widely recognized in the industry as an authoritative voice on news, trends and video game product reviews.

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•	During the quarter, CNET Networks extended its growing online portfolio in China with the acquisition of EA3W (www.ea3w.com), a leading consumer electronics buying guide based in Beijing. With an extensive product database, EA3W provides an opportunity to extend upon ZOL, a Beijing-based personal technology property that CNET Networks acquired in 2004, adding broader content coverage and the opportunity to extend its audience and advertising relationships in the consumer electronics category.

•	During the fourth quarter, CNET Networks continued to realize the potential of its existing brands, with advancements that underscore its focus on being at the cutting-edge of emerging media. For example, developments across CNET, ZDNet, Webshots, and MP3.com, include:

•	The CNET brand launched two blogs during the fourth quarter — Crave (crave.cnet.com), focused on gadgets, and Webware (www.webware.com), focused on Web tools for everyday life. Both blogs have grown significantly since launch. For example, in December, just two months after its launch, Crave was visited by over 800,000 technology enthusiasts.

•	In December, ZDNet (www.zdnet.com), CNET Networks’ leading Web site for professionals at the intersection of business and technology, launched a new look and features that represent the Web’s ongoing evolution into a next-generation publishing medium that gives equal weight to the voices of editorial experts, users, and vendors. Along with news, product reviews, and content contributed by users and vendors, ZDNet’s redesign spotlights its successful blog network, where more than 30 well-known IT experts and journalists exclusively blog on the latest developments in the IT marketplace.

•	In November, MP3.com (www.mp3.com), CNET Networks’ online music resource fueled by an active community of musicians and fans, announced a comprehensive suite of online marketing capabilities for independent music artists as part of its new streamlined site design. Artists can now upload their music and videos to the site, and leverage free, easy-to-use promotional tools to gain exposure before MP3.com’s audience of music enthusiasts. Since the feature’s launch thousands of songs have been uploaded and promoted.

•	During the fourth quarter, CNET Networks continued to expand its customer base, adding more general consumer advertisers to the network. Advertiser renewal rates remained strong, with 96 percent of CNET Networks’ top 100 customers renewing during the quarter. New advertisers during the quarter include Alamo, Peugeot, and Applebee’s. Also during the year, CNET Networks did business with 59 of the Ad Age Top 100 advertisers. By combining its broad reach as one of the world’s largest Internet properties, its engagement with influential audiences around their areas of passion, and the high level of service and attention it gives its customers, CNET Networks is well positioned to gain further share of general consumer dollars in 2007.

•	Today, CNET Networks filed restated financial statements as well as delinquent quarterly reports with the Securities and Exchange Commission to correct for errors in the Company’s historical accounting for stock options. The Company’s restated financial statements for the years ended December 31, 2003, 2004, and 2005 were filed as an amended 2005 Annual Report on Form 10-K/A. The company also filed with the Securities and Exchange Commission an amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006, as well as the delinquent Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006, and September 30, 2006. By completing these filings, CNET Networks expects to meet the conditions of the Nasdaq Listing Qualifications Panel for continued listing of its common stock on The Nasdaq Global Select Market. Further details on the specifics of the restated financials can be found in a separate press release issued today, January 29, 2007.

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Business Outlook

For the first quarter of 2007, management anticipates total revenues of $90 million to $94 million. Including approximately $5.5 million in non-cash stock compensation expense, management estimates an operating loss of between $4.5 million and $8.5 million for the first quarter. Management expects operating income before depreciation, amortization and stock compensation expense of between $7 million and $11 million for the quarter. Including stock compensation expense of approximately $0.04 per diluted share, earnings per share is expected to be in the range of a loss of $0.06 to a loss of $0.03 in the first quarter. Excluding stock compensation expense, the company anticipates first quarter earnings per diluted share to be in the range of a loss of $0.02 to $0.00 per share.

For 2007, management estimates total annual revenues to be in the range of $425 million to $445 million. Including $23 million in stock compensation expense, management estimates operating income between $23 million and $38 million. Management expects operating income before depreciation, amortization and stock compensation expense to be between $90 million and $105 million. Including stock compensation expense of approximately $0.15 per diluted share, earnings per share is expected to be in the range of $0.12 to $0.22 for the year. Excluding stock compensation expense, adjusted earnings per diluted share is expected to be in the range of $0.27 and $0.37 for the year.

Operating income guidance for the first quarter and full-year 2007 does not consider ongoing fees associated with the Company’s stock option investigation. Earnings per share guidance for the full-year 2007 does not reflect the non-cash financial statement impact of any adjustments to the Company’s deferred tax assets and the likely release of the related valuation reserve.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation, amortization, and impairment guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its fourth quarter and full year 2006 financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, January 29, 2007. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 5679070. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements regarding CNET Network’s expectations with respect to continued listing on The Nasdaq Global Market and statements under the sections entitled “Business Outlook” and “Guidance to the Investment Community” which set forth our estimated financial performance for the first quarter and full year of 2007, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in

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marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; an increase in the competitiveness of the market for qualified employees or changes in our stock price or volatility, both of which could increase our estimated stock compensation expenses for 2006; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For additional discussion regarding the risks related to CNET Networks’ business, see its Amended Annual Report on Form 10-KA for the year ended December 31, 2005 and subsequent Quarter Reports on Form 10-Q and Current Reports on Form 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq:CNET - News; www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic. Founded in 1993, CNET Networks has a strong presence in the US, Asia, and Europe.

Investor Relations Contact:	Media Contact:

Cammeron McLaughlin	Martha Papalia
(415) 344-2844	(617) 225-3340
cammeron.mclaughlin@cnet.com	martha.papalia@cnet.com

[1]	CNET Networks Internal Log Data, October 2006 to December 2006.

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Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues	$118,367	$103,686	$387,689	$338,047

Operating expenses:
Cost of revenues	45,667	39,488	169,920	152,215
Sales and marketing	27,335	21,163	98,277	78,940
General and administrative	17,597	13,023	58,786	48,192
Stock option investigation	6,519	—	13,745	—
Depreciation	6,881	4,549	22,848	17,331
Amortization of intangible assets	3,244	2,506	11,896	9,906
Asset impairment	—	—	—	1,613
Goodwill impairment	1,375	—	2,793	—

Total operating expenses	108,618	80,729	378,265	308,197

Operating income	9,749	22,957	9,424	29,850

Non-operating income (expense):
Realized gains (loss) on investments	—	1,345	558	(170)
Interest income	874	730	4,871	1,989
Interest expense	(3,009)	(764)	(5,023)	(3,086)
Other, net	(538)	187	(488)	19

Total non-operating income (expense)	(2,673)	1,498	(82)	(1,248)

Income before income taxes	7,076	24,455	9,342	28,602

Income tax expense (benefit)	768	765	1,469	(80)

Income from continuing operations	6,308	23,690	7,873	28,682

Discontinued operations
(Loss) from operations of discontinued operations	—	(2,949)	(37)	(9,099)

Net income	$6,308	$20,741	$7,836	$19,583

Basic net income per share	$0.04	$0.14	$0.05	$0.13

Diluted net income per share	$0.04	$0.13	$0.05	$0.13

Shares used in calculating basic net income per share	149,805	148,469	149,076	146,030

Shares used in calculating diluted net income per share	152,559	155,634	152,313	152,615

Noncash stock compensation expense is included in the above expense categories:
Cost of revenues	$1,625	$173	$7,709	$1,664
Sales and marketing	829	92	3,604	743
General and administrative	2,904	681	8,438	3,937

	$5,358	$946	$19,751	$6,344

Consolidated Balance Sheets

Unaudited

(in thousands, except per share data)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$31,327	$55,895
Investments in marketable debt securities	30,372	41,591
Accounts receivable, net	90,414	85,312
Other current assets	10,439	14,337

Total current assets	162,552	197,135

Restricted cash	2,200	2,248
Investments in marketable debt securities	13,915	12,432
Property and equipment, net	72,625	57,765
Other assets	15,554	18,948
Intangible assets, net	34,838	37,380
Goodwill	133,199	129,658

Total assets	$434,883	$455,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,055	$8,330
Accrued liabilities	80,410	52,140
Revolving credit facility	60,000	—
Current portion of long-term debt	13,750	2,652

Total current liabilities	164,215	63,122

Non-current liabilities:
Long-term debt	4,598	139,114
Other liabilities	727	794

Total liabilities	169,540	203,030

Stockholders’ equity:
Common stock; $0.0001 par value; 400,000 shares authorized; 149,805 outstanding at December 31, 2006 and 148,685 outstanding at December 31, 2005	15	15
Additional paid-in-capital	2,857,238	2,857,175
Deferred stock compensation	—	(2,871)
Accumulated other comprehensive loss	(11,357)	(13,394)
Treasury stock, at cost	(30,453)	(30,453)
Accumulated deficit	(2,550,100)	(2,557,936)

Total stockholders’ equity	265,343	252,536

Total liabilities and stockholders’ equity	$434,883	$455,566

Statements of Cash Flows

Unaudited

(in thousands)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net Income	$7,836	$19,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,744	27,405
Stock compensation expense	19,751	6,344
Impairments	2,793	12,257
Asset disposals	302	133
Noncash interest	(583)	290
Deferred taxes	—	159
Allowance for doubtful accounts	2,475	1,769
Gain on sale of business, net	(298)	—
Realized gain on investments	(558)	(1,913)
Realized loss on investments	—	2,083
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,541)	(19,958)
Other assets	(2,343)	1,341
Accounts payable	1,400	1,415
Accrued liabilities	3,929	(7,620)
Other long-term liabilities	(59)	(60)

Net cash provided by operating activities	61,848	43,228

Cash flows used in investing activities:
Purchase of marketable debt securities	(45,546)	(58,803)
Proceeds from sale of marketable debt securities	57,620	49,049
Release of restrictions on cash	62	17,526
Proceeds from sales of investments in privately held companies	3,058	1,913
Investments in privately held companies	—	(1,934)
Net cash paid for acquisitions	(14,482)	(25,105)
Capital expenditures	(32,833)	(23,359)

Net cash used in investing activities	(32,121)	(40,713)

Cash flows provided by (used in) financing activities:
Net proceeds from exercise of stock options	6,500	29,417
Net proceeds from employee stock purchase plan	780	1,266
Proceeds from borrowings on credit facility	60,000	—
Principal payments on borrowings	(125,096)	(5,873)
Debt issuance costs	2,163	—

Net cash provided by (used in) financing activities	(55,653)	24,810

Net increase (decrease) in cash and cash equivalents	(25,926)	27,325
Effect of exchange rate changes on cash and cash equivalents	1,358	(990)
Cash and cash equivalents at the beginning of the period	55,895	29,560

Cash and cash equivalents at the end of the period	$31,327	$55,895

Business Segments

CNET’s primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S. Media and International Media. U.S. Media consists of an online network focused on four content categories: personal technology, entertainment, business and community. International Media includes the delivery of online technology information and several technology print publications in non-U.S. markets. Management believes that segment operating income (loss) before depreciation, amortization, impairments, stock compensation expenses and stock option investigation costs is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation, amortization, impairments, stock compensation expense and stock option investigation costs should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(Unaudited)

(in thousands)

	U.S. Media	International Media	Other (1)	Total
Three Months Ended December 31, 2006
Revenues	$93,907	$24,460	$—	$118,367
Operating expenses	64,687	20,554	23,377	108,618

Operating income	$29,220	$3,906	$(23,377)	$9,749

Three Months Ended December 31, 2005
Revenues	$82,952	$20,734	$—	$103,686
Operating expenses	56,056	16,672	8,001	80,729

Operating income	$26,896	$4,062	$(8,001)	$22,957

Year Ended December 31, 2006

Revenues	$307,942	$79,747	$—	$387,689
Operating expenses	232,961	74,271	71,033	378,265

Operating income	$74,981	$5,476	$(71,033)	$9,424

Year Ended December 31, 2005
Revenues	$271,027	$67,020	$—	$338,047
Operating expenses	208,327	64,676	35,194	308,197

Operating income	$62,700	$2,344	$(35,194)	$29,850

(1)	For the three months ended December 31, 2006, Other represents operating expenses related to depreciation of $6.9 million, amortization of $3.2 million, impairments of $1.4 million, stock option investigation costs of $6.5 million and stock compensation expense of $5.4 million. For the three months ended December 31, 2005, Other represents operating expenses related to depreciation of $4.6 million, amortization of $2.5 million and stock compensation expense of $0.9 million.

For the year ended December 31, 2006, Other represents operating expenses related to depreciation of $22.8 million, amortization of $11.9 million, impairments of $2.8 million, stock option investigation costs of $13.7 million and stock compensation expense of $19.8 million. For the year ended December 31, 2005, Other represents operating expenses related to depreciation of $17.3 million, amortization of $9.9 million, impairments of $1.6 million and stock compensation expense of $6.4 million.

Quarterly Statistical Highlights

Unaudited

	Q4-06	Q3-06	Q2-06	Q1-06(a)	Q4-05(a)
Total Quarterly Revenue ($mm)	$118.4	$93.3	$92.4	$83.6	$103.7

Revenue Distribution (%) (b)
Marketing Services	89%	86%	86%	85%	89%
Licensing, Fees and User	11%	14%	14%	15%	11%

Segment Revenue ($mm)
U.S. Media	$93.9	$73.5	$72.8	$67.8	$83.0
International Media	$24.5	$19.8	$19.6	$15.8	$20.7

Advertiser Metrics
CNET Networks Top 100 US Advertisers’ Renewal Rate (Q-to-Q)	96%	96%	100%	96%	100%
CNET Networks Top 100 US Advertisers’ % of Network Revenue	57%	54%	55%	53%	55%

Select Business Metrics
Network Unique Users (mm)	135.8	124.5	116.2	116.8	116.1
Network Average Daily Page Views (mm)	84.8	86.3	92.8	98.7	103.6

Balance Sheet Highlights ($mm)
Cash	$31.3	$78.7	$79.1	$74.2	$55.9
Marketable Debt Securities	44.3	60.9	62.0	62.1	54.1

Total Cash and Investments	$75.6	$139.6	$141.1	$136.3	$110.0
Days Sales Outstanding (DSO)	69	73	67	70	71
Total Debt	$78.3	$143.3	$143.3	$141.7	$141.8

(a)	Results for 2005 and Q1 2006 exclude revenue related to Computer Shopper due to the sale of the Computer Shopper magazine business in Q1 2006. Results are reflected in discontinued operations on the consolidated statements of operations.
(b)	Due to the sale of Computer Shopper magazine on February 2, 2006, CNET Networks no longer reports publishing revenue. The company’s international publishing revenue is now reported in the marketing services and licensing, fees and users lines as described below:

Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising, and sales of advertisements in our print publications.

Licensing, Fees and Users - licensing our product database, online content, subscriptions to online services, subscription and newsstand sales of print publications, and other paid services.

Guidance to the Investment Community

$ in millions, except per share	Q4-06 Actual	Q1-07 estimate Low - High	FY 2007 estimate Low - High
Total Revenues	$118.4	$90.0 -$94.0	$425.0 -$445.0

Operating income before depreciation, amortization and stock compensation expense	$26.6	$7.0 - $11.0	$90.0 -$105.0

Depreciation expense	$6.9	$7.0	$32.0

Amortization expense	$3.2	$3.0	$12.0

Stock compensation expense	$5.4	$5.5	$23.0

Stock inquiry investigation	$6.5	—	—

Goodwill impairment	$1.4	—	—

Operating income	$9.7	$(8.5) -$(4.5)	$23.0 - $38.0

Interest income (expense), net	$(2.1)	$(0.5)	$(1.3)

Other income (expense)	$(0.5)	—	—

Tax benefit (expense)	$(0.8)	$(0.1)	$(3.0) -$(2.0)

GAAP EPS (including stock compensation expense)	$0.04	$(0.06) -$(0.03)	$0.12 - $0.22

Pro forma EPS (excluding stock compensation expense)	$0.08	$(0.02) -$0.00	$0.27 - $0.37

Note: Q107 and FY07 operating income guidance does not consider ongoing fees related to the stock option investigation.

Note: Q107 and FY07 earnings per share guidance does not reflect the non-cash financial statement impact of any adjustments to our deferred tax assets and the likely release of the related valuation allowance.

Operating Income Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating income	$9,749	$22,957	$9,424	$29,850
Stock compensation expense	5,358	946	19,751	6,344
Depreciation	6,881	4,549	22,848	17,331
Amortization of intangible assets	3,244	2,506	11,896	9,906
Impairments	1,375	—	2,793	1,613

Operating income before depreciation, amortization, impairments and stock compensation expense	$26,607	$30,958	$66,712	$65,044

Stock option investigation	6,519	—	13,745	—

Operating income before depreciation, amortization, impairments, stock compensation expense and stock option investigation	$33,126	$30,958	$80,457	$65,044

We believe that “operating income before depreciation, amortization, impairments and stock compensation expense” is useful to management and investors as a supplement to our GAAP (generally accepted accounting principles in the United States) financial measures for evaluating the ability of the business to generate cash from operations. Depreciation, amortization and impairments are non-cash items and include within them amounts related to past transactions and expenditures that are not necessarily reflective of the current cash or capital requirements of the business. Stock compensation expense is a non-cash item that does not reflect upon the ability of the business to generate cash from operations.

Management refers to “operating income before depreciation, amortization, impairments, stock compensation expense and stock option investigation costs” in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management compensates for these limitations by relying primarily on our GAAP financial measures, such as capital expenditures, and using “operating income before depreciation, amortization, impairments, stock compensation expense and stock option investigation costs” only on a supplemental basis. Although depreciation and amortization are non-cash charges, the capitalized assets being depreciated and amortized will often have to be replaced in the future, and “operating income before depreciation and amortization” does not reflect any cash requirements for such replacements. This measure also does not take into account interest expense, or the cash requirements necessary to service interest or principal payments on our debt. Nor does the measure reflect changes in, or cash requirements for, our working capital needs. “Operating income before depreciation, amortization, impairments, stock compensation expense and stock option investigation costs” should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with GAAP.

Net Income Reconciliation

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$6,308	$20,741	$7,836	$19,583

Stock compensation expense (1)	5,358	946	19,751	6,344
Stock option investigation (2)	6,519	—	13,745	—
Impairments (3)	1,375	—	2,793	1,613
Realized (gain) loss on investments (4)	—	(1,345)	(558)	170
Loss from discontinued Operations (5)	—	2,949	37	9,099

Effect on earnings from depreciation, amortization, impairments, stock compensation expense and stock option investigation	13,252	2,550	35,768	17,226

Net income excluding depreciation, amortization, impairments, stock compensation expense and stock option investigation	$19,560	$23,291	$43,604	$36,809

Diluted net income per share excluding depreciation, amortization, impairments, stock compensation expense and stock option investigation	$0.13	$0.15	$0.29	$0.24

Shares used in calculating diluted net income per share	152,559	155,634	152,313	152,615

(1)	During the three months and year ended December 31, 2006, the company recorded $5.4 million and $19.8 million of stock compensation expense. Stock compensation expense was $0.9 million and $6.4 million for the three months and year ended December 31, 2005.
(2)	During the three months and year ended December 31, 2006, $6.5 million and $13.7 million of charges related to the stock option investigation were incurred.
(3)	The company made a decision in the three months ended December 31, 2006 to exit its Korean operations. An impairment of $1.4 million was taken representing the write-off of goodwill associated with that operation. Additionally, the year ended December 31, 2006 includes an impairment of $1.4 million that was recorded in connection with the company’s decision to terminate its U.S. events operations. The $1.6 million impairment in the year ended December 31, 2005 is related to a loss associated with the evaluation of the carrying value of an office building in Switzerland that was held for sale.
(4)	The company recognized a gain of $1.3 million on privately held investments during the three months ended December 31, 2005. The company recognized $0.6 million net gain on sales of privately held investments during the year ended December 31, 2006 and a $0.2 million net loss on privately held investments during the year ended December 31, 2005.
(5)	The company recognized a small loss from discontinued operations for the year ended December 31, 2006. The company recognized a loss from discontinued operations of $2.9 million and $9.1 million in the three months and year ended December 31, 2005, respectively.

The company believes that this information is useful to investors because these items are infrequent in nature and may affect the comparability of the current quarter and full year results to other quarter and full year results.

Free Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Cash flows from operating activities	$8,630	$8,802	$61,848	$43,228

Capital expenditures	(5,942)	(7,167)	(32,833)	(23,359)

Free cash flow	$2,688	$1,635	$29,015	$19,869

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. The company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.